Filed Pursuant to Rule 424(b)(3)
                              Registration Statement No. 33-49285

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                          PROSPECTUS

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                     Eastman Kodak Company


                        Debt Securities


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      Eastman Kodak Company (the "Company") may offer from time
to time in one or more series its debt securities (the "Debt Securities") up to an aggregate initial public offering price of $2,200,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies, each series of which will be offered on terms to be determined at the time of sale. The Debt Securities may be sold for U.S. dollars or one or more foreign or composite currencies. The principal of and any interest on the Debt Securities may likewise be payable in U.S. dollars or one or more foreign or composite currencies.

      The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate (which may be fixed or floating) and time of payment of interest, terms for redemption at the option of the Company or the Holder, terms for sinking fund payments, the initial public offering price, and other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
        OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

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      The Debt Securities may be sold through underwriting
syndicates represented by managing underwriters, by underwriters without a syndicate, through agents designated from time to time, or directly to investors. The names of any underwriters or agents of the Company involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

          The date of this Prospectus is June 25, 1998.


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      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

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                      AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. Reports, proxy material and other information concerning the Company also may be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 ("Securities Act") and to which reference is hereby made.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following reports, which were filed by the Company
(Commission File No.1-87) with the Commission under the Exchange
Act, are incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

      (2) Quarterly Report on Form 10-Q for the quarter ended
          March 31, 1998; and

      (3) Proxy Statement on Schedule 14A dated March 20, 1998.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities, except for that information identified in Regulation S-K Item 402(a)(8), shall be deemed to be incorporated by reference into this Prospectus.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS, INCLUDING ANY BENEFICIAL OWNER OF DEBT SECURITIES, MAY OBTAIN WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO JOYCE P. HAAG, SECRETARY, EASTMAN KODAK COMPANY, 343 STATE STREET, ROCHESTER, NEW YORK 14650-0218. TELEPHONE REQUESTS MAY BE DIRECTED TO MS. HAAG AT (716) 724-4368.


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                           THE COMPANY

      The Company is engaged primarily in developing, manufacturing and marketing consumer and commercial imaging products. The Company's principal executive offices are located at 343 State Street, Rochester, New York 14650 (telephone: (716)
724-4000).

      For financial reporting purposes, the Company operates a consumer imaging segment and a commercial imaging segment.

      The products of the consumer imaging segment are used for capturing, recording or displaying a consumer originated image. For example, traditional amateur photography requires, at a minimum, a camera, film and photofinishing. Photofinishing requires equipment and supplies, including chemicals and paper for prints.

      The Company manufactures and markets various components of imaging systems. For traditional amateur photography, the Company supplies films, photographic papers, processing services, photographic chemicals, cameras (including single-use) and projectors. The Advanced Photo System is an amateur system of cameras, films and photofinishing which delivers a variety of consumer features such as drop-in loading, multiple print size options, index prints, and negatives returned in the cartridge. The Company has also developed digital camera systems which do not use silver halide film technology.

      The Company's consumer imaging products and services are distributed worldwide through a variety of channels. Individual products are often used in substantial quantities in more than one market. Most sales of the consumer imaging segment are made through retailers. Independent retail outlets selling the Company's amateur products total many thousands. In a few areas abroad, the Company's products are marketed by independent national distributors. Certain products may be purchased through the Internet.

      The commercial imaging segment consists of businesses that serve the imaging and information needs of commercial customers.
Products in this segment are used to capture, store, process and display images and information in a variety of forms.

      The Company's products for the commercial imaging segment include films, photographic papers, photographic plates, chemicals, processing equipment and audiovisual equipment, as well as copiers, graphic arts films, microfilm products, applications software, printers and other business equipment, supplies and service agreements to support these products. These products serve professional photofinishers, professional photographers, customers in the health care industry, and customers in motion picture, television, commercial printing and publishing, office automation, banking, insurance and government markets. Recently introduced commercial imaging products include digital and applied imaging products which capture, store and print images in an electronic format.

      Kodak Polychrome Graphics, a 50/50 joint venture with Sun Chemical Corporation, was formed on December 31, 1997. The joint venture will assume responsibility for the photographic plate business, as well as for the marketing of the Company's graphic arts films.

      The Company's commercial imaging products and services are distributed through a variety of channels. The Company also sells and leases business equipment directly to users, and has a presence on the Internet. The Company manufactures copiers, which are sold and serviced by Danka Business Systems PLC.

                         USE OF PROCEEDS

      Except as otherwise described in the Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes.

                RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges was 8.1, 1.2, 8.9, 12.1, 2.6 and 2.1 for the quarter ended March 31, 1998 and the years 1997, 1996, 1995, 1994 and 1993 respectively. The ratio of earnings to fixed charges, before deducting restructuring costs, was 8.1, 8.6, 12.8, 12.1, 3.1 and 2.7 for the quarter ended March 31, 1998 and the years 1997, 1996, 1995, 1994 and 1993 respectively. For purposes of this ratio, earnings represent earnings from continuing operations before income taxes plus interest expense, the interest component of rental expense and


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amortization of capitalized interest. Fixed charges consist of interest expense, the interest component of rental expense and capitalized interest. (The interest portion of rental expense is assumed to approximate one third of rental expense.)

                  DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

      The Debt Securities are to be issued under an indenture dated as of January 1, 1988 between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by a First Supplemental Indenture thereto dated as of September 6, 1991, a Second Supplemental Indenture thereto dated as of September 20, 1991, a Third Supplemental Indenture thereto dated as of January 8, 1993 and a Fourth Supplemental Indenture thereto dated as of March 1, 1993 (as so supplemented, the "Indenture"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summaries of certain provisions of the Indenture and the Debt Securities are not complete and are qualified in their entirety by reference to the provisions of the Indenture. Numerical references in parentheses are to sections in the Indenture and unless otherwise indicated capitalized terms have the meanings given them in the Indenture.

General

      The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. (Section 301)

      The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

      Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the terms of such Debt Securities in respect of which this Prospectus is being delivered, inducing, where applicable: (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued;
(iv) the date or dates on which the principal of such Debt Securities is payable; (v) the currency of denomination of such Debt Securities, which may be U.S. dollars, any foreign currency or any composite currency; (vi) the designation of the currency or currencies in which such Debt Securities are being sold and in which the principal of (and premium, if any) and interest on such Debt Securities will be paid, and the designation, if any, of the currency or currencies in which the principal of (and premium, if any) or interest on such Debt Securities may also be payable at the election of a Holder thereof; (vii) the rate or rates (which may be fixed or floating), if any, at which such Debt Securities will bear interest, the date or dates from which such interest will accrue, the dates on which such interest will be payable, and the Regular Record Date for the interest payable on any interest payment date; (viii) the manner in which the amount of payments of principal of (and premium, if any) or interest on the Debt Securities is to be determined if such determination is to be made with reference to an index; (ix) whether the Debt Securities may be exchanged at the option of a Holder thereof for equity or debt securities of an issuer other than the Company and, if so, the terms and provisions relating to any such exchange; (x) the terms and conditions, if any, on which such Debt Securities may be redeemed by the Company; (xi) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or at the option of a Holder thereof, and the terms and conditions on which such Debt Securities shall be redeemed, repaid or purchased pursuant to such obligation, including if applicable a statement that the Company will comply with all applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with any such redemption, repayment or purchase; (xii) any additional Events of Default or restrictive covenants provided for with respect to such Debt Securities; (xiii) whether such Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of certificates in bearer form; (xiv) whether and under what circumstances the Company will pay additional amounts on such Debt Securities held by a person who is not a U.S. person in respect of any tax,


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assessment, or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; (xv) federal income tax consequences; and (xvi) any other terms not inconsistent with the Indenture, including any terms which may be required by or advisable under United States laws or regulations. (Section 301)

      Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons. Debt Securities denominated in dollars will be issued in denominations of $1,000 or any integral multiple thereof (Section 302), except as otherwise provided in the Prospectus Supplement. The Prospectus Supplement relating to a series of Debt Securities denominated in a composite currency or any foreign currency or currencies will specify the denominations thereof.

      One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of Debt Securities may be floating rate debt securities, exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

      The principal of (and premium, if any) and interest on the Debt Securities shall be payable at the Place or Places of Payment designated for such Debt Securities, provided that payment of interest on registered Debt Securities may be made at the option of the Company by check mailed not later than the applicable Interest Payment Date to the registered Holders of such Debt Securities. (Sections 301, 305, 307 and 1002)

      Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places, and subject to the restrictions set forth in the Indenture and the Debt Securities and described in the Prospectus Supplement. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305)

Global Securities

      The Debt Securities of a series may be issued in the form of one or more fully registered Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 305)

      The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants' interests) for such Global Security or by participants or persons that hold through participants (with respect to beneficial owners' interests). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a Global Security.


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      So long as the Depositary for a Global Security, or its
nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Principal, premium, if any, and interest payments on Debt Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security or Securities representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for a series of Debt Securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security or Securities for such Debt Securities as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security or Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

      If a Depositary for a series of Debt Securities is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities for such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security or Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities of such series so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

      Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities in definitive registered form without coupons in exchange for such beneficial interest. Such owner will be entitled to physical delivery of individual Debt Securities of such series in definitive registered form without coupons represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in the names and authorized denominations as such owner may request.

Events of Default

      The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) failure to pay when due, or upon acceleration, the principal of Debt Securities of any other series or any other indebtedness for borrowed money of the Company which individually exceeds $10,000,000, if such acceleration is not annulled, or such indebtedness is not discharged, within 10 days after written notice as provided in the Indenture; (f) certain


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events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

      The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

      The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1007)

Modification and Waiver

      Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof; (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain default. (Section 902)

      The Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest. (Section 513)

Limitations on Liens

      The Company covenants in the Indenture that it will not issue, assume or guarantee, and will not permit any Restricted Subsidiary to issue, assume or guarantee, any mortgage, security interest, pledge, lien or other encumbrance ("mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the Debt Securities. The foregoing restriction, however, will not apply to (a) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) mortgages existing at the time of acquisition of such property by the Company or a Restricted Subsidiary or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition thereof, or mortgages to secure the cost of improvements to such acquired property; (c) mortgages to secure


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indebtedness of a Restricted Subsidiary to the Company or another
Restricted Subsidiary; (d) mortgages existing at the date of the Indenture; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary; (f) certain mortgages in favor of governmental entities; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses
(a) through (f). (Section 1010)

      Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary will be permitted to issue, assume or guarantee any mortgage without equally and ratably securing the Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 10% of Consolidated Net Tangible Assets. (Section 1010)

Limitation on Sale and Lease-Back

      The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any sale and lease-back transaction with respect to any Principal Property other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, unless either (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on Principal Property at least equal in amount to the Attributable Debt with respect to such sale and lease-back transaction, without equally and ratably securing the Debt Securities, pursuant to the limitation in the Indenture on liens, or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such sale and lease-back transaction to the retirement of indebtedness that matures more than twelve months after the creation of such indebtedness. (Section 1011)

Certain Definitions

      The term "Attributable Debt" when used in connection with a sale and lease-back transaction referred to above shall mean, at the time of determination, the lesser of (a) the fair value of such property (as determined by the Board of Directors of the Company) or (b) the present value (discounted at the annual rate of 9%, compounded semi-annually) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

      The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

      The term "Principal Property" shall mean any manufacturing plant or manufacturing facility which is (i) owned by the Company or any Restricted Subsidiary, (ii) located within the continental United States of America, and (iii) in the opinion of the Board of Directors materially important to the total business conducted by the Company and the Restricted Subsidiaries taken as a whole.

      The term "Restricted Subsidiary" shall mean any Subsidiary
(i) substantially all the property of which is located within the continental United States of America and (ii) which owns any Principal Property; provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Company's operations outside the continental United States of America.

      The term "Subsidiary" shall mean any corporation of which at least a majority of the outstanding stock having the voting power to elect a majority of the board of directors of such corporation as at the time is owned,


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


directly or indirectly, by the Company or by one or more
Subsidiaries, or by the Company and one or more Subsidiaries.

Defeasance and Discharge of Debt Securities

      The Indenture provides that the Company will be discharged from any and all obligations in respect of any series of Debt Securities (except for certain obligations to register the transfer or exchange of such Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust), upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each installment of interest on such Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such a trust may be established only if, among other things, the Company has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 403) In the event of any such defeasance and discharge, the Holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

Consolidation, Merger and Sale of Assets

      The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any corporation or may acquire or lease the assets of any Person, provided that the corporation formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section
801)

                          LEGAL OPINIONS

      The validity of the Debt Securities will be passed upon for the Company by Gary P. Van Graafeiland, its General Counsel and Senior Vice President. Certain legal matters will be passed on for the underwriters and agents by Cleary, Gottlieb, Steen & Hamilton.

                             EXPERTS

      The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, as amended, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       PLAN OF DISTRIBUTION

      The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) through agents; or (iii) directly to investors. The Prospectus Supplement with respect to each series of Debt Securities will set forth the terms of the offering of the Debt Securities of such series, including the name or names of any underwriters, the purchase price of such Debt Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which the Debt Securities of such series may be listed and any restrictions on the sale and delivery of such Debt Securities in bearer form, if applicable.

      If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase Debt Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

      Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.


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